Exhibit 99.1

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000 tscruggs@bankofthejames.com

For Immediate Release

Bank of the James Financial Group, Inc. Announces Results

For 1st Quarter 2010

Lynchburg, Va., April 21, 2010.........Bank of the James Financial Group, Inc. (OTCBB:BOJF) (the “Company”) (quarterly consolidated results unaudited) reported today total net income after tax of $366,000 or $0.12 per basic and diluted share for the quarter ended March 31, 2010 compared to net income of $194,000 or $0.07 per basic and diluted share for the same period a year ago. The increase in earnings was primarily due to an increase the Bank’s net interest margin as a result of a decrease in the interest rates paid on deposit accounts coupled with an increase in the average rates received on earning assets.

Robert R. Chapman III, the Company’s President and CEO commented, “In 2010 we are focusing our efforts on loan and deposit pricing, which we believe will make us more profitable. The decrease in rates paid on our deposits, in particular the 2010 Savings Account, along with our concerted effort to continue to review and appropriately price risk within our loan portfolio should promote capital growth through retained earnings in accordance with our strategic plan.”

Deposits decreased from $375,772,000 as of December 31, 2009 to $358,569,000 as of March 31, 2010, a decrease of $17,203,000 or 4.6%. Chapman commented, “We fully expected and were ready to accommodate some run off in deposits as a result of the decrease in interest rate paid on the 2010 Savings Account. A closer look, however, shows that while the savings balances decreased, demand deposit balances, which are our most highly sought after accounts, actually increased.” Effective March 1, 2010, we reduced the rate paid on the 2010 Saving Account from 3.00% APY to 1.25%. In large part because of this adjustment, our interest expense for the three month period ended March 31, 2010 decreased to $2,079,000 from $2,505,000 for the immediately prior three month period, for a quarter-to-quarter decrease of $426,000 or 17.0%.

The Bank also chose not to renew a Federal Home Loan Bank of Atlanta advance during the quarter in the amount of $10,000,000 and as a result total interest bearing liabilities decreased by the same amount.

Loans, net of unearned income and loan loss provision, increased to $322,849,000 as of March 31, 2010 from $318,452,000 as of December 31, 2009, a slight increase of $4,397,000 or 1.4%. As a result of the increase in loan balances, interest income increased $867,000 or 19.2% compared to the same period a year ago. The increase is also a direct result of the higher average balances maintained in readily marketable securities over the last 12 months.

A result of the increase in interest earning assets, overall net interest income increased $836,000 or 34.1%, to $3,289,000 for the three month period ended March 31, 2010 from $2,453,000 as of the same period a year ago. The net interest margin improved to 3.40% for the period ended March 31, 2010 from 3.00% in the same period a year ago. The increase in net interest margin is primarily attributable to the increase in interest income realized from the reduced rates paid on the 2010 savings account.

The loan loss provision in the first quarter of 2010 was $387,000 as compared to $322,000 during the same period a year ago. Nonperforming assets increased by $1,969,000 during the quarter ended March 31, 2010. During 2009 and the first quarter of 2010, the quality of certain classes of our assets declined. Specifically, as a result of the economic downturn, commercial development loans and residential speculative housing construction loans were impacted by a decline in the value of the collateral supporting those loans. Despite this decline in asset quality, management believes that it has been proactive in quantifying and mitigating the risk. The overall majority of this increase is related to several loans to one relationship. Management believes the current reserve of 1.42% is adequate.

The Company again experienced strong noninterest income in the first quarter of 2010 and noninterest income remains a significant contributor to the Company’s earnings. Noninterest income was $800,000 for the period ended March 31, 2010 down from $885,000 for the same period a year ago, a slight decrease of $85,000 or 9.6%. Noninterest income is mainly comprised of fees generated through the origination of mortgage loans at Bank of the James Mortgage, a division of Bank of the James, commissions on the sale of investment products, and gains on sale of available-for-sale securities within the investment portfolio.

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., currently operates nine full service locations as well as mortgage origination offices in Forest and Moneta, Virginia. Bank of the James also offers insurance services and products through its BOTJ Investment Services division, also located in the Church Street office. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol “BOJF” (some web sites require BOJF.OB to quote).

Selected financial highlights are shown below.

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Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

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Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

Unaudited

Selected Data:	Three months ending Mar 31, 2010	Three months ending Mar 31, 2009	Change	Year to date Mar 31, 2010	Year to date Mar 31, 2009	Change
Interest income	$5,368	$4,501	19.26%	$5,368	$4,501	19.26%
Interest expense	2,079	2,048	1.51%	2,079	2,048	1.51%
Net interest income	3,289	2,453	34.08%	3,289	2,453	34.08%
Provision for loan losses	387	322	20.19%	387	322	20.19%
Noninterest income	800	885	-9.60%	800	885	-9.60%
Noninterest expense	3,158	2,728	15.76%	3,158	2,728	15.76%
Income taxes	178	94	89.36%	178	94	89.36%
Net income	366	194	88.66%	366	194	88.66%
Weighted average shares outstanding	2,990,788	2,950,768	1.36%	2,990,788	2,950,768	1.36%
Basic net income per share	$0.12	$0.07	$0.05	$0.12	$0.07	$0.05
Fully diluted net income per share	$0.12	$0.07	$0.05	$0.12	$0.07	$0.05

Balance Sheet at period end:	Mar 31, 2010	Dec 31, 2009	Change	Mar 31, 2009	Dec 31, 2008	Change
Loans, net	$322,849	$318,452	1.38%	$287,900	$274,890	4.73%
Total securities	44,214	60,789	-27.27%	41,842	22,130	89.07%
Total deposits	358,569	375,772	-4.58%	310,263	268,111	15.72%
Stockholders’ equity	24,508	23,725	3.30%	24,169	24,635	-1.89%
Total assets	409,826	437,681	-6.36%	374,483	327,434	14.37%
Shares outstanding	2,990,788	2,990,788	—	2,950,768	2,950,768	—
Book value per share	$8.19	$7.93	0.26	$8.19	$8.35	$(0.16)

Daily averages:	Three months ending Mar 31, 2010	Three months ending Mar 31, 2009	Change	Year to date Mar 31, 2010	Year to date Mar 31, 2009	Change
Loans, net	$321,588	$280,243	14.75%	$321,588	$280,243	14.75%
Total securities	52,076	35,316	47.46%	52,076	35,316	47.46%
Total deposits	368,628	295,300	24.83%	368,628	295,300	24.83%
Stockholders’ equity	24,198	24,602	-1.64%	24,198	24,602	-1.64%
Interest earning assets	392,562	331,528	18.41%	392,562	331,528	18.41%
Interest bearing liabilities	356,774	293,743	21.46%	356,774	293,743	21.46%
Total assets	424,267	353,844	19.90%	424,267	353,844	19.90%

Financial Ratios:	Three months ending Mar 31, 2010	Three months ending Mar 31, 2009	Change	Year to date Mar 31, 2010	Year to date Mar 31, 2009	Change
Return on average assets	0.35%	0.22%	0.13	0.35%	0.22%	0.13
Return on average equity	6.13%	3.20%	2.93	6.13%	3.20%	2.93
Net interest margin	3.40%	3.00%	0.40	3.40%	3.00%	0.40
Efficiency ratio	77.23%	81.73%	(4.50)	77.23%	81.73%	(4.50)

Average equity to average assets	5.70%	6.95%	(1.25)	5.70%	6.95%	(1.25)

Allowance for loan losses:	Three months ending Mar 31, 2010	Three months ending Mar 31, 2009	Change	Year to date Mar 31, 2010	Year to date Mar 31, 2009	Change
Beginning balance	$4,288	$2,859	49.98%	$4,288	$2,859	49.98%
Provision for losses	387	322	20.19%	387	322	20.19%
Charge-offs	(226)	(191)	18.32%	(226)	(191)	18.32%
Recoveries	195	14	1292.86%	195	14	1292.86%
Ending balance	4,644	3,004	54.59%	4,644	3,004	54.59%

Nonperforming assets:	Mar 31, 2010	Dec 31, 2009	Change	Mar 31, 2009	Dec 31, 2008	Change
Total nonperforming loans	$7,541	$5,687	32.60%	$2,852	$3,859	-26.09%
Other real estate owned	781	666	N/A	1,940	81	N/A
Total nonperforming assets	8,322	6,353	30.99%	4,792	3,940	21.62%

Asset quality ratios:	Mar 31, 2010	Dec 31, 2009	Change	Mar 31, 2009	Dec 31, 2008	Change
Nonperforming loans to total loans	2.30%	1.76%	0.54	0.98%	1.39%	(0.41)
Allowance for loan losses to total loans	1.42%	1.33%	0.09	1.03%	1.03%	0.00
Allowance for loan losses to nonperforming loans	61.58%	75.40%	(13.82)	105.33%	74.09%	31.24